410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Sales for the Second Quarter
and First Six-Months of Fiscal Year 2023

CHICAGO-(March 9, 2023) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its second quarter and first six-months of fiscal year 2023.

	Second Quarter			Year to Date
(in thousands, except per share amounts)	Ended January 31,			Ended January 31,
	2023	2022	Change	2023	2022	Change
Consolidated Results
Net Sales	$101,669	$87,210	17%	$200,208	$169,670	18%
Net Income Attributable to Oil-Dri	$3,856	$2,002	93%	$9,097	$2,587	252%
Net Income Attributable to Oil-Dri Excluding Landfill Modification†	$5,833	$2,002	191%	$11,074	$2,587	328%
Earnings per Common Diluted Share	$0.56	$0.28	100%	$1.34	$0.37	262%
Earnings per Common Diluted Share Excluding Landfill Modification†	$0.85	$0.28	204%	$1.63	$0.37	341%
Business to Business
Net Sales*	$35,154	$28,453	24%	$68,841	$53,262	29%
Segment Operating Income*	$7,734	$6,424	20%	$14,991	$11,962	25%
Retail and Wholesale
Net Sales*	$66,515	$58,757	13%	$131,367	$116,408	13%
Segment Operating Income*	$8,682	$2,092	315%	$16,256	$3,374	382%

* Segment net sales and operating income for six months ended January 31, 2022 have been adjusted for a realignment of segments. See Note 11 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the year ended January 31, 2023.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “We delivered another strong quarter and continued on our trajectory of record high consolidated net sales, as we surpassed $100 million for the recent three month period. Revenues grew across our product portfolio within both the Retail and Wholesale and Business to Business Products Groups. While we are pleased with the year-over-year gross margin improvement, we are mindful that we did not show gross margin expansion over the first quarter of fiscal 2023. The team and I will continue to work diligently to return our margins to their historic levels. Further pricing actions, efficiency enhancements, and cost saving measures will occur as we move forward in this inflationary environment. Our net income in the second quarter of fiscal 2023 demonstrated significant growth over the prior year, even with a $2.5 million reserve for anticipated costs relating to proactive capacity modification of Oil-Dri’s sole landfill. I would also like to highlight that the recent showcase of our animal health products at the International Production and Processing Expo in January sparked increased interest within the industry. This is an exciting time for Oil-Dri as we move forward to expand our unique mineral businesses both domestically and around the world.”

Consolidated Results
Consolidated net sales in the second quarter reached an all-time high of $101.7 million, a 17% increase over the prior year. This increase was driven by pricing actions taken across multiple principal products in order to improve profitability. Significant revenue gains from cat litter, fluids purification, and agricultural products contributed to this growth. Oil-Dri also experienced higher sales of its industrial & sports and animal health products, while revenues from co-packaging coarse cat litter items decreased.

Second quarter consolidated gross profit was $23 million, an increase of $7.4 million, or 48%, over the second quarter of the prior year, as margins expanded to 23% in fiscal 2023 from 18% in fiscal 2022. Domestic cost of goods sold per ton increased 18% compared to the second quarter of the prior year as a result of inflation on key cost inputs such as non-fuel manufacturing costs, freight, and natural gas.

In the second quarter of fiscal 2023, consolidated operating income was approximately $7.3 million compared to $1.9 million in fiscal 2022. Higher selling prices offset inflationary impacts on cost of goods and a $2.0 million, or 15%, increase in Selling, General and Administrative (“SG&A”) expenses. These elevated SG&A costs were primarily driven by a higher bonus accrual due to improved quarterly results compared to the Company’s performance target under the annual incentive plan and an increase in expenses to support strategic initiatives.

Total other (expense) income, net was $(2.3) million for the three months ended January 31, 2023 compared to total other (expense) income, net of $0.5 million in the same period of fiscal year 2022. In the second quarter of fiscal 2023, the Company recorded a reserve of $2.5 million for anticipated modification costs that it expects to incur to address capacity issues at its sole landfill located in Ochlocknee, Georgia. This is not in response to a notice of violation or order from the state. Oil-Dri has always taken its land stewardship responsibilities seriously and is being proactive here as well.

Income tax expense increased to $1.2 million in the second quarter of fiscal year 2023 compared to $0.4 million in the same period last year due to the Company’s higher taxable income.

Second quarter consolidated net income attributed to Oil-Dri reached $3.9 million in fiscal 2023 from $2.0 million in fiscal 2022, reflecting a very strong improvement over the prior year. Excluding the aforementioned landfill modification reserve of $2.5 million, net income attributed to Oil-Dri for the second quarter of fiscal 2023 was approximately $5.8 million or 191% greater than the same period last year.

Product Group Review
The Business to Business (“B2B”) Products Group’s second quarter revenues reached a record $35.2 million, a 24% gain over the prior year. All principal products within the B2B Products Group demonstrated very strong topline growth with double digit increases. Sales of fluids purification products were an all-time high of $19.0 million, or a 22% increase over the prior year as a result of price increases. All regions showed solid revenue growth, with the majority of sales gains concentrated in North America, and the region including Europe, Middle East and Africa. The agricultural products business achieved quarterly net sales of $9.8 million, or a 34% increase over last year. Higher prices of Agsorb and Verge products were responsible for the revenue improvement. Amlan, the Company’s animal health business, generated $6.4 million in sales, or a 14% increase over the prior year. Pricing actions were the primary driver of the sales gains, but an increase in demand in several regions also contributed to the growth. Revenues increased within Latin America where a large portion of antibiotic free meat is exported to the European Union. The Company’s strategies are proving successful within North America as sales increased due to a new product line and expanded distribution to new key customers. While revenues from Asia (excluding China) and Mexico also rose during the second quarter compared to last year, sales of Amlan’s products in China decreased.

Operating income for the B2B Products Group was $7.7 million in the second quarter of fiscal 2023 compared to $6.4 million in fiscal 2022, reflecting a 20% increase. Higher sales were partially offset by inflationary headwinds on cost of goods sold. SG&A expenses were relatively flat in the second quarter compared to the same period of fiscal year 2022.

The Retail and Wholesale Products Group’s second quarter revenues reached an all-time high of $66.5 million, a 13% increase over the prior year. This was primarily driven by a $6.1 million or 14% increase in domestic cat litter sales, excluding the Company’s co-packaged coarse-cat litter business. Scoopable and coarse cat litter products experienced topline growth during the second quarter as a result of pricing actions to mitigate ongoing inflationary headwinds. In addition, demand for lightweight and coarse litter products increased due to organic growth and new distribution. Overall domestic cat litter demand was relatively flat as the category experienced modest elasticity impacts, and the Company made an intentional decision to reduce some non-strategic business. Revenues from combined domestic branded and private label lightweight litter items rose 29% in the second quarter of fiscal 2023 versus the prior year, once again exceeding the lightweight litter segment sales growth of 11% for the 13-week period ended January 28, 2023, according to third-party research data for retail sales1. Oil-Dri’s subsidiary in Canada also demonstrated strong sales growth from its cat litter products in the second quarter of fiscal 2023 compared to the prior year. Domestic industrial and sports products showed a $1.4 million or 17% revenue improvement in the second quarter of fiscal 2023 driven by price increases implemented to rebuild margins, and to a lesser extent from higher volumes.

Operating income for the R&W Products Group was $8.7 million in the second quarter of fiscal year 2023 compared to $2.1 million in the prior year. Higher sales coupled with a reduction in SG&A expenses offset elevated costs of goods sold. While advertising costs remained relatively flat, total SG&A expenses for the R&W Group decreased by $0.6 million, or 16%, during the second quarter of fiscal 2023 versus the same period last year. Oil-Dri expects advertising expenses for the full fiscal year 2023 to be higher than fiscal year 2022 and more in line with historical levels. The majority of the spending will be concentrated in the second half of the fiscal year.

The Company will host its second quarter of fiscal 2023 earnings discussion via webcast on Friday, March 10, 2023 at 10:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.
###

1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended January 28, 2023, for the U.S. xAOC+Pet Supers market. Copyright © 2023 NielsenIQ.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Agsorb”, “Verge”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Second Quarter Ended January 31,
	2023	% of Sales	2022	% of Sales
Net Sales	$101,669	100.0%	$87,210	100.0%
Cost of Sales	(78,653)	(77.4)%	(71,624)	(82.1)%
Gross Profit	23,016	22.6%	15,586	17.9%
Selling, General and Administrative Expenses	(15,710)	(15.5)%	(13,668)	(15.7)%
Operating Income	7,306	7.2%	1,918	2.2%
Total Other (Expense) Income, Net	(2,267)	(2.2)%	452	0.5%
Income Before Income Taxes	5,039	5.0%	2,370	2.7%
Income Taxes Expense	(1,193)	(1.2)%	(409)	(0.5)%
Net Income	3,846	3.8%	1,961	2.2%
Net Loss Attributable to Noncontrolling Interest	(10)	—%	(41)	—%
Net Income attributable to Oil-Dri	$3,856	3.8%	$2,002	2.3%

Net Income Per Share: Basic Common	$0.58		$0.29
Basic Class B Common	$0.44		$0.22
Diluted Common (1)	$0.56		$0.28
Diluted Class B Common	$0.43		$0.22
Avg Shares Outstanding: Basic Common	4,829		5,077
Basic Class B Common	1,964		1,939
Diluted Common (1)	4,965		5,186
Diluted Class B Common	1,985		1,965

(1) The effect of Basic Common potential common stock equivalents related to non-vested restricted stock of 1 thousand shares was excluded from the computation of average diluted shares outstanding for the three months ended January 31, 2023 as inclusion would have been anti-dilutive.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended January 31,
	2023	% of Sales	2022	% of Sales
Net Sales	$200,208	100.0%	$169,670	100.0%
Cost of Sales	(154,882)	(77.4)%	(140,266)	(82.7)%
Gross Profit	45,326	22.6%	29,404	17.3%
Selling, General and Administrative Expenses	(31,451)	(15.7)%	(27,041)	(15.9)%
Operating Income	13,875	6.9%	2,363	1.4%
Total Other (Expense) Income, Net	(2,399)	(1.2)%	717	0.4%
Income Before Income Taxes	11,476	5.7%	3,080	1.8%
Income Taxes Expense	(2,400)	(1.2)%	(524)	(0.3)%
Net Income	9,076	4.5%	2,556	1.5%
Net Loss Attributable to Noncontrolling Interest	(21)	—%	(31)	—%
Net Income Attributable to Oil-Dri	$9,097	4.5%	$2,587	1.5%

Net Income Per Share: Basic Common	$1.37		$0.38
Basic Class B Common	$1.03		$0.28
Diluted Common (1)	$1.34		$0.37
Diluted Class B Common	$1.02		$0.28
Avg Shares Outstanding: Basic Common	4,817		5,095
Basic Class B Common	1,953		1,930
Diluted Common (1)	4,937		5,211
Diluted Class B Common	1,975		1,966
(1) The effect of Basic Common potential common stock equivalents related to non-vested restricted stock of 7 thousand shares was excluded from the computation of average diluted shares outstanding for the six months ended January 31, 2023 as inclusion would have been anti-dilutive.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of January 31,
	2023	2022
Current Assets
Cash and Cash Equivalents	$13,951	$29,009
Accounts Receivable, Net	57,179	45,970
Inventories	37,938	29,797
Prepaid Expenses and Other Assets	10,520	11,978
Total Current Assets	119,588	116,754
Property, Plant and Equipment, Net	111,679	99,861
Other Noncurrent Assets	24,777	30,599
Total Assets	$256,044	$247,214

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	11,048	10,145
Dividends Payable	1,858	1,845
Other Current Liabilities	35,635	25,882
Total Current Liabilities	49,541	38,872
Noncurrent Liabilities
Notes Payable	31,809	32,778
Other Noncurrent Liabilities	17,720	22,273
Total Noncurrent Liabilities	49,529	55,051
Stockholders' Equity	156,974	153,291
Total Liabilities and Stockholders' Equity	$256,044	$247,214

Book Value Per Share Outstanding	$23.19	$21.82

Acquisitions of:
Property, Plant and Equipment
Second Quarter	$5,764	$3,838
Year To Date	$13,285	$10,574
Depreciation and Amortization Charges
Second Quarter	$3,751	$3,317
Year To Date	$7,274	$6,773

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Six Months Ended
	January 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$9,076	$2,556
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	7,274	6,773
Increase in Accounts Receivable	(5,738)	(5,023)
Increase in Inventories	(2,432)	(6,236)
Increase in Accounts Payable	180	1,326
Increase (Decrease) in Accrued Expenses	3,889	(1,595)
Decrease in Pension and Postretirement Benefits	(377)	(616)
Other	3,026	2,876
Total Adjustments	5,822	(2,495)
Net Cash Provided by Operating Activities	14,898	61

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(13,285)	(10,574)
Other	5	—
Net Cash Used in Investing Activities	(13,280)	(10,574)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	—	25,000
Payment of Debt Issuance costs	—	(114)
Dividends Paid	(3,711)	(3,728)
Purchases of Treasury Stock	(225)	(6,201)
Net Cash (Used In) Provided By Financing Activities	(3,936)	14,957

Effect of exchange rate changes on Cash and Cash Equivalents	(29)	(26)

Net (Decrease) Increase in Cash and Cash Equivalents	(2,347)	4,418
Cash and Cash Equivalents, Beginning of Period	16,298	24,591
Cash and Cash Equivalents, End of Period	$13,951	$29,009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
	Second Quarter		Year to Date
	Ended January 31,		Ended January 31,
	2023	2022	2023	2022
CONSOLIDATED RESULTS
GAAP: Net Income Attributable to Oil-Dri	$3,856	$2,002	$9,097	$2,587
Landfill Modification Loss, Net of Tax	$1,977	$—	$1,977	$—
Non-GAAP: Net Income Attributable to Oil-Dri excluding Landfill Modification	$5,833	$2,002	$11,074	$2,587

GAAP: Earnings per Common Diluted Share	0.56	0.28	$1.34	$0.37
Landfill Modification Loss, Net of Tax	$0.29	$—	$0.29	$—
Non-GAAP: Earnings per Common Diluted Share excluding Landfill Modification	$0.85	$0.28	$1.63	$0.37